EXHIBIT O
                   			ACCOUNTING PROCEDURE


	The following pages comprise the Accounting Procedure, the first seven pages of which represent the Accounting Procedure for all operations offshore or over water and the remaining pages of which represent the Accounting Procedure for onshore (land-based) operations.










			     ACCOUNTING PROCEDURE
			  OFFSHORE JOINT OPERATIONS
			    I. GENERAL PROVISIONS



 1.     Definitions

	"Joint Property" shall mean the real and personal property subject to the Agreement to which this Accounting Procedure is attached.
	"Joint Operations" shall mean all operations necessary or proper for the development, operation, protection and maintenance of the Joint Property.
	"Joint Account" shall mean the account showing the charges paid and credits received in the conduct of the Joint Operations and which are to be shared by the Parties.
	"Operator" shall mean the party designated to conduct the Joint
	Operations.
	"Non-Operators" shall mean the Parties of this Agreement other than the Operator.
	"Parties" shall mean Operator and Non-Operators.
	"First Level Supervisors" shall mean those employees whose primary function in Joint Operations is the direct supervision of other employees and/or contract labor directly employed on the Joint
	Property in a field operating capacity.
	"Technical Employees" shall mean those employees having special and specific engineering, geological or other professional skills, and whose primary function in Joint Operations is the handling of specific operating conditions and problems for the benefit of the Joint Property.
	"Personal Expenses" shall mean travel and other reasonable reimbursable expenses of Operator's employees.
	"Material" shall mean personal property, equipment or supplies acquired or held for use on the Joint Property.
	"Controllable Material" shall mean Material which at the time is so classified in the Material Classification Manual as most recently recommended by the Council of Petroleum Accountants Societies.
	"Shore Base Facilities" shall mean onshore support facilities that during drilling, development, maintenance and producing operations provide such services to the Joint Property as receiving and transshipment point for supplies, materials and equipment; debarkation point for drilling and production personnel and services; communication, scheduling and dispatching center; other associated functions benefiting the Joint Property.
	"Offshore Facilities" shall mean platforms and support systems such as oil and gas handling facilities, living quarters, offices, shops, cranes, electrical supply equipment and systems, fuel and water storage and piping, heliport, marine docking installations, communication facilities, navigation aids, and other similar facilities necessary in the conduct of offshore operations.

 4.     Adjustments
	Payment of any such bills shall not prejudice the right of any Non-Operator to protest or question the correctness thereof; provided, however, all bills and statements rendered to Non-Operators by Operator during any calendar year shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of any such calendar year, unless within the said twenty-four (24) month period a Non-Operator takes written exception thereto and makes claim on Operator for adjustment. No adjustment favorable to Operator shall be made unless it is made within the same prescribed period.
	The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of Controllable Material as provided for in Section V.



 5.     Audits
	A. A Non-Operator, upon notice in writing to Operator and all other Non-Operators, shall have the right to audit Operator's accounts and records relating to the Joint Account for any calendar year within the twenty-four (24) month period following the end of such calendar year; provided, however, the making of an audit shall not extend the time for the taking of written exception to and the adjustments of accounts as provided for in Paragraph 4 of this Section I. Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct a joint audit in a manner which will result in a minimum of inconvenience to the Operator. Operator shall bear no portion of the Non-Operators' audit cost incurred under this paragraph unless agreed to by the Operator. The audits shall not be conducted more than once each year without prior approval of Operator, except upon the resignation or removal of the Operator, and shall be made at the expense of those Non-Operators approving such audit.
	B. The Operator shall reply in writing to an audit report within 180 days after receipt of such report.

 6.     Approval by Non-Operators
	Where an approval or other agreement of the Parties or Non-Operators is expressly required under other sections of this Accounting Procedure and if the agreement to which this Accounting Procedure is attached contains no contrary provisions in regard thereto, Operator shall notify all Non-Operators of the Operator's proposal, and the agreement or approval of a majority in interest of the Non-Operators shall be controlling on all Non-Operators.

			     II. DIRECT CHARGES

Operator shall charge the Joint Account with the following items:

 1.     Rentals and Royalties
	Lease rentals and royalties paid by Operator for the Joint Operations.
 2.     Labor
	A. (1) Salaries and wages of Operator's field employees directly employed on the Joint Property in the conduct of Joint Operations.
	   (2) Salaries and wages of Operator's employees directly employed on Shore Base Facilities or other Offshore Facilities serving the Joint Property if such costs are not charged under Paragraph 7 of this Section II.
	   (3)    Salaries of First Level Supervisors in the field.
	   (4) Salaries and wages of Technical Employees directly employed on the Joint Property if such charges are excluded from the Overhead rates.
	   (5) Salaries and wages of Technical Employees either temporarily or permanently assigned to and directly employed in the operation of the Joint Property if such charges are excluded from the overhead rates.
	B. Operator's cost of holiday, vacation, sickness and disability benefits and other customary allowances paid to employees whose salaries and wages are chargeable to the Joint Account under Paragraph 2A of this Section II. Such costs under this Paragraph 2B may be charged on a "when and as paid basis" or by "percentage assessment" on the amount of salaries and wages chargeable to the Joint Account under Paragraph 2A of this Section II. If percentage assessment is used, the rate shall be based on the Operator's cost experience.
	C. Expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable to Operator's costs chargeable to the Joint Account under Paragraphs 2A and 2B of this
	   Section II.
	D. Personal Expenses of those employees whose salaries and wages are chargeable to the Joint Account under Paragraph 2A of this Section II.

 3.     Employee Benefits
	Operator's current costs of established plans for employees' group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus, and other benefit plans of a like nature, applicable to Operator's labor cost chargeable to the Joint Account under Paragraphs 2A and 2B of this Section II shall be Operator's actual cost not to exceed the percent most recently recommended by the Council of Petroleum Accountants Societies.

 4.     Material
	Material purchased or furnished by Operator for use on the Joint Property as provided under Section IV. Only such Material shall be purchased for or transferred to the Joint Property as may be required for immediate use and is reasonably practical and consistent with efficient and economical operations. The accumulation of surplus stocks shall be avoided.

 5.     Transportation
	Transportation of employees and material necessary for the Joint Operations but subject to the following limitations:
	A. If Material is moved to the Joint Property from the Operator's warehouse or other properties, no charge shall be made to the Joint Account for a distance greater than the distance from the nearest reliable supply store where like material is normally available or railway receiving point nearest the Joint Property unless agreed to by the Parties.
	B. If surplus Material is moved to Operator's warehouse or other storage point, no charge shall be made to the Joint Account for a distance greater than the distance to the nearest reliable supply store where like material is normally available, or railway receiving point nearest the Joint Property unless agreed to by the Parties. No charge shall be made to the Joint Account for moving Material to other properties belonging to Operator, unless agreed to by the Parties.
	C. In the application of subparagraphs A and B above, the option to equalize or charge actual trucking cost is available when the actual charge is $400 or less excluding accessorial charges. The $400 will be adjusted to the amount most recently recommended by the Council of Petroleum Accountants Societies.

 6.     Services
	The cost of contract services, equipment and utilities provided by outside sources, except services excluded by Paragraph 9 of Section
	II and Paragraphs i and ii of Section III. The cost of professional consultant services and contract services of technical personnel directly engaged on the Joint Property if such charges are excluded from the overhead rates. The cost of professional consultant services or contract services of technical personnel directly engaged in the operation of the Joint Property shall be charged to the Joint Account if such charges are excluded from the overhead rates.

 7.     Equipment and Facilities Furnished by Operator
	A. Operator shall charge the Joint Account for use of Operator-owned equipment and facilities, including Shore Base and/or Offshore Facilities, at rates commensurate with costs of ownership and operation. Such rates may include labor, maintenance, repairs, other operating expense, insurance, taxes, depreciation and interest on gross investment less accumulated depreciation not to exceed eight percent (8%) per annum. In addition, for platforms only, the rate may include an element of the estimated cost of platform dismantlement. Such rates shall not exceed average commercial rates currently prevailing in the immediate area of the Joint Property.
	B. In lieu of charges in Paragraph 7A above, Operator may elect to use average commercial rates prevailing in the immediate area of the Joint Property less twenty percent (20%). For automotive equipment, Operator may elect to use rates published by the Petroleum Motor Transport Association.

 8.     Damages and Losses to Joint Property
	All costs or expenses necessary for the repair or replacement of Joint Property made necessary because of damages or losses incurred by fire, flood, storm, theft, accident, or other causes, except those resulting from Operator's gross negligence or willful misconduct. Operator shall furnish Non-Operator written notice of damages or losses incurred as soon as practicable after a report thereof has been received by Operator.

 9.     Legal Expense
	Expense of handling, investigating and settling litigation or claims, discharging of liens, payments of judgements and amounts paid for settlement of claims incurred in or resulting from operations under the Agreement or necessary to protect or recover the Joint Property, except that no charge for services of Operator's legal staff or fees or expense of outside attorneys shall be made unless previously agreed to by the Parties. All other legal expense is considered to be covered by the overhead provisions of Section III unless otherwise agreed to by the Parties, except as provided in Section I, Paragraph 3.

10.     Taxes
	All taxes of every kind and nature assessed or levied upon or in connection with the Joint Property, the operation thereof, or the production therefrom, and which taxes have been paid by the Operator for the benefit of the Parties. If the ad valorem taxes are based in whole or in part upon separate valuations of each party's working interest, then notwithstanding anything to the contrary herein, charges to the Joint Account shall be made and paid by the Parties hereto in accordance with the tax value generated by each party's working interest.

11.     Insurance
	Net premiums paid for insurance required to be carried for the Joint Operations for the protection of the Parties. In the event Joint Operations are conducted at offshore locations in which Operator may act as self-insurer for Workers' Compensation and Employer's Liability, Operator may include the risk under its self-insurance program in providing coverage under State and Federal laws and charge the Joint Account at Operator's cost not to exceed manual rates.

12.     Communications
	Costs of acquiring, leasing, installing, operating, repairing and maintaining communication systems including radio and microwave facilities between the Joint Property and the Operator's nearest Shore Base Facility. In the event communication facilities systems serving the Joint Property are Operator-owned, charges to the Joint Account shall be made as provided in Paragraph 7 of this Section II.

13.     Ecological and Environmental
	Costs incurred on the Joint Property as a result of statutory regulations for archaeological and geophysical surveys relative to identification and protection of cultural resources and/or other environmental or ecological surveys as may be required by the Bureau of Land Management or other regulatory authority. Also, costs to provide or have available pollution containment and removal equipment plus costs of actual control and cleanup and resulting responsibilities of oil spills as required by applicable laws and regulations.

14.     Abandonment and Reclamation
	Costs incurred for abandonment of the Joint Property, including costs required by governmental or other regulatory authority.

15.     Other Expenditures
	Any other expenditure not covered or dealt with in the foregoing provisions of this Section II, or in Section III and which is of direct benefit to the Joint Property and is incurred by the Operator in the necessary and proper conduct of the Joint Operations.


			     III. OVERHEAD

As compensation for administrative, supervision, office services and warehousing costs, Operator shall charge the Joint Account in accordance with this Section III.

Unless otherwise agreed to by the Parties, such charge shall be in lieu of costs and expenses of all offices and salaries or wages plus applicable burdens and expenses of all personnel, except those directly chargeable under
Section II. The cost and expenses of services from outside sources in connection with matters of taxation, traffic, accounting or matters before or involving governmental agencies shall be considered as included in the overhead rates provided for in this Section III unless such cost and expense are agreed to by the Parties as a direct charge to the Joint Account.

	i. Except as otherwise provided in Paragraph 2 of this Section III, the salaries, wages and Personal Expenses of Technical Employees and/or the cost of professional consultant services and contract services of technical personnel directly employed on the Joint Property:
		(   ) shall be covered by the overhead rates.
		( X ) shall not be covered by the overhead rates.
	ii. Except as otherwise provided in Paragraph 2 of this Section III, the salaries, wages and Personal Expenses of Technical Employees and/or costs of professional consultant services and contract services of technical personnel either temporarily or permanently assigned to and directly employed in the operation of the Joint Property:
		(   ) shall be covered by the overhead rates.
		( X ) shall not be covered by the overhead rates.

 1.     Overhead - Drilling and Producing Operations
	As compensation for overhead incurred in connection with drilling and producing operations, Operator shall charge on either:
		( X ) Fixed Rate Basis, Paragraph 1A, or
		(   ) Percentage Basis, Paragraph 1B.
	A.      Overhead - Fixed Rate Basis
		(1)     Operator shall charge the Joint Account at the
			following rates per well per month:
			Drilling Well Rate $23,500 (Prorated for less than a
			full month)
			Producing Well Rate $2,350 located in the Gulf of Mexico
			is accepted for tow
		(2) Application of Overhead - Fixed Rate Basis for Drilling Well Rate shall be as follows:
			(a) Charges for drilling wells shall begin on the date when drilling or completion equipment arrives on location and terminate on the date the drilling or completion equipment moves off location or rig is released, whichever occurs first, except that no charge shall be made during suspension of drilling operations for fifteen (15) or more consecutive calendar days.
			(b) Charges for wells undergoing any type of workover or recompletion for a period of five
				(5) consecutive work days or more shall be made at the drilling well rate. Such charges shall be applied for the period from date workover operations, with rig or other units used in workover, commence through date of rig or
				other unit release, except that no charge shall be made during suspension of operations for fifteen (15) or more consecutive calendar days.
		(3) Application of Overhead - Fixed Rate Basis for Producing Well Rate shall be as follows:
			(a) An active well either produced or injected into for any portion of the month shall be considered as a one-well charge for the entire month.
			(b) Each active completion in a multi-completed well in which production is not commingled down hole shall be considered as a one-well charge providing each completion is considered a separate well by the governing regulatory authority.
			(c) An inactive gas well shut in because of overproduction or failure of purchaser to take the production shall be considered as a one-well charge providing the gas well is directly connected to a permanent sales outlet.
			(d)     A one-well charge shall be made for the month
				in which plugging and abandonment operations
				are completed on any well.  This one-well
				charge shall be made whether or not the well
				has produced except when drilling well rate
				applies.
			(e) All other inactive wells (including but not limited to inactive wells covered by unit allowable, lease allowable, transferred allowable, etc.) shall not qualify for an overhead charge.
		(4)     The well rates shall be adjusted as of the first day
			of April each year following the effective date of
			the agreement to which this Accounting Procedure is attached. The adjustment shall be computed by multiplying the rate currently in use by the percentage increase or decrease in the average weekly earnings of Crude Petroleum and Gas Production Workers for the last calendar year compared to the calendar year preceding
			as shown by the index of average weekly earnings of Crude Petroleum and Gas Fields Production Workers as published by the United States Department of Labor, Bureau of Labor Statistics, or the equivalent Canadian index as published by Statistics Canada, as applicable. The adjusted rates shall be the rates currently in use, plus or minus the computed adjustment.
	B.      Overhead - Percentage Basis
		(1)     Operator shall charge the Joint Account at the following
			rates:
			(a)     Development
				______________ Percent (    %) of cost of
				Development of the Joint Property exclusive of costs provided under Paragraph 9 of Section II and all salvage credits.
			(b)     Operating
				______________ Percent (    %) of the cost of
				Operating the Joint Property exclusive of costs provided under Paragraphs 1 and 9 of Section II, all salvage credits, the value of injected substances purchased for secondary recovery and all taxes and assessments which are levied, assessed and paid upon the mineral interest in and to the Joint Property.
		(2) Application of Overhead - Percentage Basis shall be as follows:
			For the purpose of determining charges on a percentage basis under Paragraph 1B of this Section III, development shall include all costs in connection with drilling, redrilling, or deepening of any or all wells, and shall also include any remedial operations requiring a period of five (5) consecutive work days or more on any or all wells; also, preliminary expenditures necessary in preparation for drilling and expenditures incurred in abandoning when the well is not completed as a producer, and original cost of construction or installation of fixed assets, the expansion of fixed assets and any other project clearly discernible as a fixed asset, except Major Construction as defined in Paragraph 2 of this Section III. All other costs shall be considered as Operating except that catastrophe costs shall be assessed overhead as provided in Section III, Paragraph 3.

 2.     Overhead - Major Construction
	To compensate Operator for overhead costs incurred in the construction and installation of fixed assets, the expansion of fixed assets, and any other project clearly discernible as a fixed asset required for the development and operation of the Joint Property, or in the dismantling for abandonment of platforms and related production facilities,Operator shall either negotiate a rate prior to the beginning of construction, or shall charge the Joint Account for overhead based on the following
	rates for any Major Construction project in excess of $   25,000:
	A. If the Operator absorbs the engineering, design and drafting costs related to the project:
		(1) 6 % of total costs if such costs are more than $25,000
		    but less than $100,000; plus
		(2) 4 % of total costs in excess of $100,000 but less than
		    $1,000,000; plus
		(3) 2 % of total costs in excess of $1,000,000.
	B. If the Operator charges engineering, design and drafting costs related to the project directly to the Joint Account:
		(1) 4 % of total costs if such costs are more than $25,000 but
		    less than $100,000; plus
		(2) 3 % of total costs in excess of $100,000 but less than
		    $1,000,000; plus
		(3) 2 % of total costs in excess of $1,000,000.
	Total cost shall mean the gross cost of any one project. For the purposes of this paragraph, the component parts of a single project shall not be treated separately and the cost of drilling and workover wells and artificial lift equipment shall be excluded.
	On each project, Operator shall advise Non-Operator(s) in advance which of the above options shall apply. In the event of any conflict between the provisions of this paragraph and those provisions under
	Section II, Paragraph 2 or Paragraph 6, the provisions of this paragraph shall govern.

3.      Overhead - Catastrophe
	To compensate Operator for overhead costs incurred in the event of expenditures resulting from a single occurrence due to oil spill, blowout, explosion, fire, storm, hurricane, or other catastrophes as agreed to by the Parties, which are necessary to restore the Joint Property to the equivalent condition that existed prior to the event causing the expenditures. Operator shall either negotiate a rate prior to charging the Joint Account or shall charge the Joint Account for overhead based on the following rates:
	(1) 4 % of total costs through $100,000; plus
	(2) 3 % of total costs in excess of $100,000 but less than $1,000,000; plus
	(3) 2 % of total costs in excess of $1,000,000.
	Expenditures subject to the overheads above will not be reduced by insurance recoveries, and no other overhead provisions of this
	Section III shall apply.

4.      Amendment of Rates
	The overhead rates provided for in this Section III may be amended from time to time only by mutual agreement between the Parties hereto if, in practice, the rates are found to be insufficient, or excessive.

  IV.  PRICING OF JOINT ACCOUNT MATERIAL PURCHASES, TRANSFERS AND DISPOSITIONS

Operator is responsible for Joint Account Material and shall make proper and timely charges and credits for all Material movements affecting the Joint Property. Operator shall provide all Material for use on the Joint Property; however, at Operator's option, such Material may be supplied by the Non-Operator. Operator shall make timely disposition of idle and/or surplus Material, such disposal being made either through sale to Operator or Non-Operator, division in kind, or sale to outsiders. Operator may purchase, but shall be under no obligation to purchase, interest of Non-Operators in surplus condition A or B Material. The disposal of surplus Controllable Material not purchased by the Operator shall be agreed to by the Parties.

1.      Purchases
	Material purchased shall be charged at the price paid by Operator after deduction of all discounts received. In case of Material found to be defective or returned to vendor for any other reasons, credit shall be passed to the Joint Account when adjustment has been received by the Operator.

2.      Transfers and Dispositions
	Material furnished to the Joint Property and Material transferred from the Joint Property or disposed of by the Operator, unless otherwise agreed to by the Parties, shall be priced on the following basis exclusive of cash discounts:
	A.  New Material (Condition A)
	    (1)  Tubular Goods Other than Line Pipe

		 (a) Tubular goods, sized 2-3/8 inches OD and larger, except line pipe, shall be priced at Eastern mill published carload base prices effective as of date of movement plus transportation cost using the 80,000 pound carload weight basis to the railway receiving point nearest the Joint Property for which published rail rates for tubular goods exist. If the 80,000 pound rail rate is not offered, the 70,000 pound or 90,000 pound rail rate may be used. Freight charges for tubing will be calculated from Lorain, Ohio and casing from Youngstown, Ohio.
		(b) For grades which are special to one mill only, prices shall be computed at the mill base of that mill plus transportation cost from that mill to the railway receiving point nearest the Joint Property as provided above in Paragraph 2.A.(1)(a). For transportation cost from points other than Eastern mills, the 30,000 pound
		      Oil Field Haulers Association interstate truck rate shall be used.
		(c) Special end finish tubular goods shall be priced at the lowest published out-of-stock price, f.o.b. Houston, Texas, plus transportation cost, using Oil Field Haulers Association interstate 30,000 pound truck rate, to the railway receiving point nearest the Joint Property.
		(d) Macaroni tubing (size less than 2-3/8 inch OD) shall be priced at the lowest published out-of-stock prices f.o.b. the supplier plus transportation costs, using the Oil Field Haulers Association interstate truck rate per weight of tubing transferred, to the railway receiving point nearest the Joint Property.
	(2)     Line Pipe
		(a) Line pipe movements (except size 24 inch OD and larger with walls 3/4 inch and over) 30,000 pounds or more shall be priced under provisions of tubular goods pricing in Paragraph A.(1)(a) as provided above. Freight charges shall be calculated from Lorain, Ohio.
		(b) Line pipe movements (except size 24 inch OD and larger with walls 3/4 inch and over) less than 30,000 pounds shall be priced at Eastern mill published carload base prices effective as of date of shipment, plus 20 percent, plus transportation costs based on freight rates as set forth under provisions of tubular goods pricing in Paragraph A.(1)(a) as provided above. Freight charges shall be calculated from Lorain, Ohio.
		(c) Line pipe 24 inch OD and over and 3/4 inch wall and larger shall be priced f.o.b. the point of manufacture at current new published prices plus transportation cost to the
		      railway receiving point nearest the Joint Property.
		(d)   Line pipe, including fabricated line pipe, drive pipe and
		      conduit not listed on published price lists shall be
		      priced at quoted prices plus freight to the railway receiving point nearest the Joint Property or at prices agreed to by the Parties.
	(3) Other Material shall be priced at the current new price, in effect at date of movement, as listed by a reliable supply store nearest the Joint Property, or point of manufacture, plus transportation costs, if applicable, to the railway receiving point nearest the Joint Property.
	(4) Unused new Material, except tubular goods, moved from the Joint Property shall be priced at the current new price, in effect on date of movement, as listed by a reliable supply store nearest the Joint Property, or point of manufacture,plus transportation costs, if applicable, to the railway receiving point nearest the Joint Property. Unused new tubulars will be priced as provided above in Paragraph 2 A (1) and (2).
B.      Good Used Material (Condition B)
	Material in sound and serviceable condition and suitable for reuse without reconditioning:
	(1)     Material moved to the Joint Property
		At seventy-five percent (75%) of current new price, as determined by Paragraph A.
	(2)     Material used on and moved from the Joint Property
		(a) At seventy-five percent (75%) of current new price, as determined by Paragraph A,if Material was originally charged to the Joint Account as new Material or
		(b) At sixty-five percent (65%) of current new price, as determined by Paragraph A, if Material was originally charged to the Joint Account as used Material.
	(3)     Material not used on and moved from the Joint Property
		At seventy-five percent (75%)of current new price as determined by Paragraph A.
	The cost of reconditioning, if any, shall be absorbed by the transferring property.
C.      Other Used Material
	(1)     Condition C
		Material which is not in sound and serviceable condition and not suitable for its original function until after reconditioning shall be priced at fifty percent (50%) of current new price as determined by Paragraph A. The cost of reconditioning shall be charged to the receiving property, provided Condition C value plus cost of reconditioning does not exceed Condition B value.
	(2)     Condition D
		Material, excluding junk, no longer suitable for its original purpose, but usable for some other purpose shall be priced on a basis commensurate with its use. Operator may dispose of Condition D Material under procedures normally used by Operator without prior approval of Non-Operators.
		(a) Casing, tubing, or drill pipe used as line pipe shall be priced as Grade A and B seamless line pipe of comparable size and weight. Used casing, tubing or drill pipe utilized as line pipe shall be priced at used line pipe prices.
		(b) Casing, tubing or drill pipe used as higher pressure service lines than standard line pipe, e.g. power oil lines, shall be priced under normal pricing procedures for casing, tubing, or drill pipe. Upset tubular goods shall be priced on a non-upset basis.
	(3)     Condition E
		Junk shall be priced at prevailing prices. Operator may dispose of Condition E Material under procedures normally utilized by Operator without prior approval of Non-Operators.
D.      Obsolete Material
	Material which is serviceable and usable for its original function but condition and/or value of such Material is not equivalent to that which would justify a price as provided above may be specially priced as agreed to by the Parties. Such price should result in the Joint
	Account being charged with the value of the service rendered by such Material.
E.      Pricing Conditions
	(1) Loading or unloading costs may be charged to the Joint Account at the rate of twenty-five cents (.25) per hundred weight on all tubular goods movements, in lieu of actual loading or unloading costs sustained at the stocking point. The above rate shall be adjusted as of the first day of April each year following January 1, 1985 by the same percentage increase or decrease used to adjust overhead rates in Section III, Paragraph 1.A(4). Each year, the rate calculated shall be rounded to the nearest cent and shall be the rate in effect until the first day of April next year. Such rate shall be published each year by the Council of Petroleum Accountants Societies.
	(2) Material involving erection costs shall be charged at applicable percentage of the current knocked-down price of new Material.

3.      Premium Prices
	Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual causes over which the Operator has no control, the Operator may charge the Joint Account for the required Material at the Operator's actual cost incurred in providing such Material, in making it suitable for use, and in moving it to the Joint Property; provided notice in writing is furnished to Non-Operators of the proposed charge prior to billing Non-Operators for such Material. Each Non-Operator shall have the right, by so electing and notifying Operator within ten days after receiving notice from Operator, to furnish in kind all or part of his share of such Material suitable for use and acceptable to Operator.

4.      Warranty of Material Furnished By Operator
	Operator does not warrant the Material furnished. In case of defective Material, credit shall not be passed to the Joint Account until adjustment has been received by Operator from the manufacturers or their agents.

			     V.  INVENTORIES

The Operator shall maintain detailed records of Controllable Material.

1.      Periodic Inventories, Notice and Representation
	At reasonable intervals, inventories shall be taken by Operator of the Joint Account Controllable Material. Written notice of intention to take inventory shall be given by Operator at least thirty (30) days before any inventory is to begin so that Non-Operators may be represented when any inventory is taken. Failure of Non-Operators to be represented at an inventory shall bind Non-Operators to accept the inventory taken by Operator.

2.      Reconciliation and Adjustment of Inventories
	Adjustments to the Joint Account resulting from the reconciliation of a physical inventory shall be made within six months following the taking of the inventory. Inventory adjustments shall be made by Operator to the Joint Account for overages and shortages, but, Operator shall be held accountable only for shortages due to lack of reasonable diligence.

3.      Special Inventories
	Special inventories may be taken whenever there is any sale, change of interest, or change of Operator in the Joint Property. It shall be the duty of the party selling to notify all other Parties as quickly as possible after the transfer of interest takes place.
	In such cases, both the seller and the purchaser shall be governed by such inventory. In cases involving a change of Operator, all Parties shall be governed by such inventory.

4.      Expense of Conducting Inventories
	A. The expense of conducting periodic inventories shall not be charged to the Joint Account unless agreed to by the Parties.
	B. The expense of conducting special inventories shall be charged to the Parties requesting such inventories, except inventories required due to change of Operator shall be charged to the Joint Account.








			     ACCOUNTING PROCEDURE
			      JOINT OPERATIONS

			   I.  GENERAL PROVISIONS



1.      Definitions

	"Joint Property" shall mean the real and personal property subject to the Agreement to which this Accounting Procedure is attached. "Joint Operations" shall mean all operations necessary or proper for the development, operation, protection and maintenance of the Joint Property.
	"Joint Account" shall mean the account showing the charges paid and credits received in the conduct of the Joint Operations and which are to be shared by the Parties.
	"Operator" shall mean the party designated to conduct the Joint
	Operations.
	"Non-Operators" shall mean the Parties to this Agreement other than the Operator.
	"Parties" shall mean Operator and Non-Operators.
	"First Level Supervisors" shall mean those employees whose primary function in Joint Operations is the direct supervision of other employees and/or contract labor directly employed on the Joint Property in a field operating capacity.
	"Technical Employees" shall mean those employees having special and specific engineering, geological or other professional skills, and whose primary function in Joint Operations is the handling of specific operating conditions and problems for the benefit of the Joint Property.
	"Personal Expenses" shall mean travel and other reasonable reimbursable expenses of Operator's employees.
	"Material" shall mean personal property, equipment or supplies acquired or held for use on the Joint Property.
	"Controllable Material" shall mean Material which at the time is so classified in the Material Classification Manual as most recently recommended by the Council of Petroleum Accountants Societies.

2.      Statement and Billings

	Operator shall bill Non-Operators on or before the last day of each month for their proportionate share of the Joint Account for the preceding month. Such bills will be accompanied by statements which identify the authority for expenditure, lease or facility, and all charges and credits summarized by appropriate classifications of investment and expense except that items of Controllable Material and unusual charges and credits shall be separately identified and fully described in detail.

4.      Adjustments

	Payment of any such bills shall not prejudice the right of any Non-Operator to protest or question the correctness thereof; provided, however, all bills and statements rendered to Non-Operators by Operator during any calendar year shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of any such calendar year, unless within the said twenty-four (24) month period a Non-Operator takes written exception thereto and makes claim on Operator for adjustment. No adjustment favorable to Operator shall be made unless it is made within the same prescribed period. The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of Controllable Material as provided for in Section V.




	COPYRIGHTc 1985 by the Council of Petroleum Accountants Societies.


5.      Audits

	A. A Non-Operator, upon notice in writing to Operator and all other Non-Operators, shall have the right to audit Operator's accounts and records relating to the Joint Account for any calendar year within the twenty-four (24) month period following the end of such calendar year; provided, however, the making of an audit shall not extend the time for the taking of written exception to and the adjustments of accounts as provided for in Paragraph 4 of this
	Section I. Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct a joint audit in a manner which will result in a minimum of inconvenience to the Operator. Operator shall bear no portion of the Non-Operators' audit cost incurred under this paragraph unless agreed to by the Operator. The audits shall not be conducted more than once each year without prior approval of Operator, except upon the resignation or removal of the Operator, and shall be made at the expense of those Non-Operators approving such audit.

	B. The Operator shall reply in writing to an audit report within 180 days after receipt of such report.

6.      Approval by Non-Operators

	Where an approval or other agreement of the Parties or Non-Operators is expressly required under other sections of this Accounting Procedure and if the agreement to which this Accounting Procedure is attached contains no contrary provisions in regard thereto, Operator shall notify all Non-Operators of the Operator's proposal, and the agreement or approval of a majority in interest of the Non-Operators shall be controlling on all Non-Operators.



			     II. DIRECT CHARGES

Operator shall charge the Joint Account with the following items:

1.      Ecological and Environmental

	Costs incurred for the benefit of the Joint Property as a result of governmental or regulatory requirements to satisfy environmental considerations applicable to the Joint Operations. Such costs may include surveys of an ecological or archaeological nature and pollution control procedures as required by applicable laws and regulations.

2.      Rentals and Royalties

	Lease rentals and royalties paid by Operator for the Joint Operations.

3.      Labor

	A.      (1)     Salaries and wages of Operator's field employees
			directly employed on the Joint Property in the conduct of Joint Operations.

		(2)     Salaries of First Level Supervisors in the field.

		(3) Salaries and wages of Technical Employees directly employed on the Joint Property if such charges are excluded from the overhead rates.

		(4) Salaries and wages of Technical Employees either temporarily or permanently assigned to and directly employed in the operation of the Joint Property if such charges are excluded from the overhead rates.

	B. Operator's cost of holiday, vacation, sickness and disability benefits and other customary allowances paid to employees whose salaries and wages are chargeable to the Joint Account under Paragraph 3A of this Section II. Such costs under this Paragraph 3B may be charged on a "when and as paid basis" or by "percentage assessment" on the amount of salaries and wages chargeable to the Joint Account under Paragraph 3A of this
		Section II. If percentage assessment is used, the rate shall be based on the Operator's cost experience.

	C. Expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable to Operator's costs chargeable to the Joint Account under paragraphs 3A and 3B of this Section II.

	D.      Personal Expenses of those employees whose salaries and wages
		are chargeable to the Joint Account under Paragraph 3A of this Section II.

4.      Employee Benefits

	Operator's current costs of established plans for employees' group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus, and other benefit plans of a like nature, applicable to Operator's labor cost chargeable to the Joint Account under Paragraphs 3A and 3B of this
Section II shall be Operator's actual cost not to exceed the percent most recently recommended by the Council of Petroleum Accountants Societies.

5.      Material

	Material purchased or furnished by Operator for use on the Joint Property as provided under Section IV. Only such Material shall be purchased for or transferred to the Joint Property as may be required for immediate use and is reasonably practical and consistent with efficient and economical operations. The accumulation of surplus stocks shall be avoided.

6.      Transportation

	Transportation of employees and Material necessary for the Joint Operations but subject to the following limitations:

	A. If Material is moved to the Joint Property from the Operator's warehouse or other properties, no charge shall be made to the Joint Account for a distance greater than the distance from the nearest reliable supply store where like material is normally available or railway receiving point nearest the Joint Property unless agreed to by the Parties.

	B. If surplus Material is moved to Operator's warehouse or other storage point, no charge shall be made to the Joint Account for a distance greater than the distance to the nearest reliable supply store where like material is normally available, or railway receiving point nearest the Joint Property unless agreed to by the Parties.
	No charge shall be made to the Joint Account for moving Material to other properties belonging to Operator, unless agreed to by the Parties.

	C. In the application of subparagraphs A and B above, the option to equalize or charge actual trucking cost is available when the actual charge is $400 or less excluding accessorial charges. The $400 will be adjusted to the amount most recently recommended by the Council of Petroleum Accountants Societies.

7.      Services

	The cost of contract services, equipment and utilities provided by outside sources, except services excluded by Paragraph 10 of Section II and Paragraph i, ii, and iii, of Section III. The cost of professional consultant services and contract services of technical personnel directly engaged on the Joint Property if such charges are excluded from the overhead rates. The cost of professional consultant services or contract services of technical personnel not directly engaged on the Joint Property shall not be charged to the Joint Account unless previously agreed to by the Parties.

8.      Equipment and Facilities Furnished by Operator

	A. Operator shall charge the Joint Account for use of Operator owned equipment and facilities at rates commensurate with costs of ownership and operation. Such rates shall include costs of maintenance, repairs, other operating expense, insurance, taxes, depreciation, and interest on gross investment less accumulated depreciation not to exceed twelve percent (12%) per annum. Such rates shall not exceed average commercial rates currently prevailing in the immediate area of the Joint Property.

	B. In lieu of charges in paragraph 8A above, Operator may elect to use average commercial rates prevailing in the immediate area of the Joint Property less 20%. For automotive equipment, Operator may elect to use rates published by the Petroleum Motor Transport Association.

9.      Damages and Losses to Joint Property

	All costs or expenses necessary for the repair or replacement of Joint Property made necessary because of damages or losses incurred by fire, flood, storm, theft, accident, or other cause, except those resulting from Operator's gross negligence or willful misconduct. Operator shall furnish Non-Operator written notice of damages or losses incurred as soon as practicable after a report thereof has been received by Operator.

10.     Legal Expense

	Expense of handling, investigating and settling litigation or claims, discharging of liens, payment of judgements and amounts paid for settlement of claims incurred in or resulting from operations under the agreement or necessary to protect or recover the Joint Property, except that no charge for services of Operator's legal staff or fees or expense of outside attorneys shall be made unless previously agreed to by the Parties. All other legal expense is considered to be covered by the overhead provisions of Section III unless otherwise agreed to by the Parties, except as provided in Section I, Paragraph 3.

11.     Taxes

	All taxes of every kind and nature assessed or levied upon or in connection with the Joint Property, the operation thereof, or the production therefrom, and which taxes have been paid by the Operator for the benefit of the Parties. If the ad valorem taxes are based in whole or in part upon separate valuations of each party's working interest, then notwithstanding anything to the contrary herein, charges to the Joint Account shall be made and paid by the Parties hereto in accordance with the tax value generated by each party's working interest.


12.     Insurance

	Net premiums paid for insurance required to be carried for the Joint Operations for the protection of the Parties. In the event Joint Operations are conducted in a state in which Operator may act as self-insurer for Worker's Compensation and/ or Employers Liability under the respective state's laws. Operator may, at its election, include the risk under its self-insurance program and in that event, Operator shall include a charge at Operator's cost not to exceed manual rates.

13.     Abandonment and Reclamation

	Costs incurred for abandonment of the Joint Property, including costs required by governmental or other regulatory authority.

14.     Communications

	Cost of acquiring, leasing, installing, operating, repairing and maintaining communication systems, including radio and microwave facilities directly serving the Joint Property. In the event communication facilities/systems serving the Joint Property are Operator owned, charges to the Joint Account shall be made as provided in Paragraph 8 of this Section II.

15.     Other Expenditures

	Any other expenditure not covered or dealt with in the foregoing provisions of this Section II, or in Section III and which is of direct benefit to the Joint Property and is incurred by the Operator in the necessary and proper conduct of the Joint Operations.


			     III. OVERHEAD

1.      Overhead - Drilling and Producing Operations

	i. As compensation for administrative, supervision, office services and warehousing costs, Operator shall charge drilling and producing operations on either:

		( X ) Fixed Rate Basis, Paragraph 1A, or
		(   ) Percentage Basis, Paragraph 1B

	Unless otherwise agreed to by the Parties, such charge shall be in lieu of costs and expenses of all offices and salaries or wages plus applicable burdens and expenses of all personnel, except those directly chargeable under Paragraph 3A, Section II. The cost and expense of services from outside sources in connection with matters of taxation, traffic, accounting or matters before or involving governmental agencies shall be considered as included in the overhead rates provided for in the above selected Paragraph of this Section III unless such cost and expense are agreed to by the Parties as a direct charge to the Joint Account.

	ii. The salaries, wages and Personal Expenses of Technical Employees and/or the cost of professional consultant, services and contract services of technical personnel directly employed on the Joint
	Property:

		(   ) shall be covered by the overhead rates, or
		( X ) shall not be covered by the overhead rates.

	iii. The salaries, wages and Personal Expenses of Technical employees and/or costs of professional consultant. services and contract services of technical personnel either temporarily or permanently assigned to and directly employed in the operation of the Joint Property:

		(   ) shall be covered by the overhead rates, or
		( X ) shall not be covered by the overhead rates.

	A.      Overhead - Fixed Rate Basis

		(1) Operator shall charge the Joint Account at the following rates per well per month:

			Drilling Well rate $7,000
			(Prorated for less than a full month)

			Producing Well Rate $750

		(2) Application of Overhead - Fixed rate Basis shall be as follows:

			(a)  Drilling Well Rate

				(1) Charges for drilling wells shall begin on the date the well is spudded and terminate on the date the drilling rig, completion rig, or other units used in completion of the well is released, whichever is later, except that no charge shall be made during suspension of drilling or completion operations for fifteen
				(15) or more consecutive calendar days.

				(2) Charges for wells undergoing any type of workover or recompletion for a period of five (5) consecutive work days or more shall be made at the drilling well rate. Such charges shall be applied for the period from date workover operations, with rig or other units used in workover, commence through date of rig or other unit release, except that no charge shall be made during suspension of operations for fifteen (15) or more consecutive calendar days.

			(b)     Producing Well Rates

				(1)     An active well either produced or
				injected into for any portion of the month shall be considered as a one-well charge for the entire month.

				(2)     Each active completion in a multi-
				completed well in which production is not commingled down hole shall be considered as a one-well charge providing each completion is considered a separate well by the governing regulatory authority.

				(3) An inactive gas well shut in because of overproduction or failure of purchased to take the production shall be considered as a one-well charge providing the gas well is directly connected to a permanent sales outlet.

				(4) A one-well charge shall be made for the month in which plugging and abandonment operations are completed on any well. This one-well charge shall be made whether or not the well has produced except when drilling well rate applies.

				(5) All other inactive wells (including but not limited to inactive wells covered by unit allowable, lease allowable, transferred allowable, etc.) shall not qualify for an overhead charge.

		(3) The well rates shall be adjusted as of the first day of April each year following the effective date of the agreement to which this Accounting Procedure is attached. The adjustment shall be computed by multiplying the rate currently in use by the percentage increase or decrease in the average weekly earnings of Crude Petroleum and Gas Production Workers for the last calendar year compared to the calendar year preceding as shown by the index of average weekly earnings of Crude Petroleum and Gas Production Workers as published by the United States Department of Labor, Bureau of Labor Statistics, or the equivalent Canadian index as published by Statistics, Canada, as applicable. The adjusted rates shall be the rates currently in use, plus or minus the computed adjustment.

	B.      Overhead - Percentage Basis

		(1)     Operator shall charge the Joint Account at the following rates:

			(a)     Development
				____________ Percent (      %) of the cost of
				development of the Joint Property exclusive of costs provided under Paragraph 10 of Section II and all salvage credits.

			(b)     Operating
				____________  Percent (      %) of the cost of
				operating the Joint Property exclusive of costs provided under Paragraphs 2 and 10 of Section II, all salvage credits, the value of injected substances purchased for secondary recovery and all taxes and assessments which are levied, assessed and paid upon the mineral interest in and to the Joint Property.

		(2)     Application of Overhead - Percentage Basis shall be as follows:

			For the purpose of determining charges on a percentage basis under Paragraph 1B of this Section III, development shall include all costs in connection with drilling, redrilling, deepening, or any remedial operations on any or all wells involving the use of drilling rig and crew capable of drilling to the producing interval on the Joint Property; also, preliminary expenditures necessary in preparation for drilling and expenditures incurred in abandoning when the well is not completed as a producer, and original cost of construction or installation of fixed assets, the expansion of fixed assets and any other project clearly discernible as a fixed asset, except Major Construction as defined in Paragraph 2 of this
			Section III.  All other costs shall be considered as
			operating.

2.      Overhead - Major Construction

	To compensate Operator for overhead costs incurred in the construction and installation of fixed assets, the expansion of fixed assets, and any other project clearly discernible as a fixed asset required for the development and operation of the Joint Property, Operator shall either negotiate a rate prior to the beginning of construction, or shall charge the Joint Account for overhead based on the following rates for any Major Construction project in excess of $25,000:


	A.     5% of first $100,000 or total cost if less, plus

	B. 3% of costs in excess of $100,000 but less than $1,000,000, plus

	C.     1% of costs in excess of $1,000,000.


	Total cost shall mean the gross cost of any one project. For the purpose of this paragraph, the component parts of a single project shall not be treated separately and the cost of drilling and workover wells and artificial lift equipment shall be excluded.

3.      Catastrophe Overhead

	To compensate Operator for overhead costs incurred in the event of expenditures resulting from a single occurrence due to oil spill, blowout, explosion, fire, storm, hurricane, or other catastrophes as agreed to by the Parties, which are necessary to restore the Joint Property to the equivalent condition that existed prior to the event causing the expenditures. Operator shall either negotiate a rate prior to charging the Joint Account or shall charge the Joint Account for overhead based on the following rates:

	A.     5% of total costs through $100,000; plus

	B. 3% of total costs in excess of $100,000 but less than $1,000,000; plus

	C.     1% of total costs in excess of $1,000,000.

	Expenditures subject to the overheads above will not be reduced by insurance recoveries, and no other overhead provisions of this Section III shall apply.

4.      Amendment of Rates

	The overhead rates provided for in this Section III may be amended from time to time only by mutual agreement between the Parties hereto if, in practice, the rates are found to be insufficient, or excessive.


 IV.  PRICING OF JOINT ACCOUNT MATERIAL PURCHASES, TRANSFERS AND DISPOSITIONS

	SEE ALSO IV.5 ATTACHED HERETO AND MADE A PART HEREOF.
Operator is responsible for Joint Account Material and shall make proper and timely charges and credits for all Material movements affecting the Joint Property. Operator shall provide all Material for use on the Joint Property; however, at Operator's option, such Material may be supplied by the Non-Operator. Operator shall make timely disposition of idle and/or surplus Material, such disposal being made either through sale to Operator or Non-Operator, division in kind, or sale to outsiders. Operator may purchase, but shall be under no obligation to purchase, interest of Non-Operators in surplus condition A or B Material. The disposal of surplus Controllable Material not purchased by the Operator shall be agreed to by the Parties.
* Timely is defined herein as being thirty days from the date of classification by Operator as "surplus" or after sixty days of "idle" use.

1.      Purchases

	Material purchased shall be charged at the price paid by Operator after deduction of all discounts received. In case of Material found to be defective or returned to vendor for any other reasons, credit shall be passed to the Joint Account when adjustment has been received by the Operator.

2.      Transfers and Dispositions

	Material furnished to the Joint Property and Material transferred from the Joint Property or disposed of by the Operator, unless otherwise agreed to by the Parties, shall be priced on the following basis exclusive of cash discounts:

A.      New Material (Condition A)

	(1)     Tubular Goods Other than Line Pipe

		(a) Tubular goods, sized 2-3/4 inches OD and larger, except line pipe, shall be priced at Eastern mill published carload base prices effective as of date of movement plus transportation cost using the 80,000 pound carload weight basis to the railway receiving point nearest the Joint Property for which published rail rates for tubular goods exist. If the 80,000 pound rail rate is not offered, the 70,000 pound or 90,000 pound rail rate may be used. Freight charges for tubing will be calculated from Lorain, Ohio and casing from Youngstown, Ohio.

		(b) For grades which are special to one mill only, prices shall be computed at the mill base of that mill plus transportation cost from that mill to the railway receiving point nearest the Joint Property as provided above in Paragraph 2.A.(1)(a). For transportation cost from points other than Eastern mills, the 30,000 pound Oil Field Haulers Association interstate truck rate shall be used.

		(c) Special end finish tubular goods shall be priced at the lowest published out-of-stock price, f.o.b. Houston, Texas, plus transportation cost, using Oil Field Haulers Association interstate 30,000 pound truck rate, to the railway receiving point nearest the Joint Property.

		(d) Macaroni tubing (size less than 2-3/8 inch OD) shall be priced at the lowest published out-of-stock prices f.o.b. the supplier plus transportation costs, using the Oil Field Haulers Association interstate truck rate per weight of tubing transferred, to the railway receiving point nearest the Joint Property.

	(2)     Line Pipe

		(a) Line pipe movements (except size 24 inch OD and larger with walls 3/4 inch and over) 30,000 pounds or more shall be priced under provisions of tubular goods pricing in Paragraph A.(1)(a) as provided above. Freight charges shall be calculated from Lorain, Ohio.

		(b) Line pipe movements (except size 24 inch OD and larger with walls 3/4 inch and over) less than 30,000 pounds shall be priced at Eastern mill published carload base prices effective as of date of shipment, plus 20 percent, plus transportation costs based on freight rates as set forth under provisions of tubular goods pricing in Paragraph A.(1)(a) as provided above. Freight charges shall be calculated from Lorain, Ohio.

		(c) Line pipe 24 inch OD and over and 3/4 inch wall and larger shall be priced f.o.b. the point of manufacture at current new published prices plus transportation cost to the railway receiving point nearest the Joint Property.

		(d) Line pipe, including fabricated line pipe, drive pipe and conduit not listed on published price lists shall be priced at quoted prices plus freight to the railway receiving point nearest the Joint Property or at prices agreed to by the Parties.

	(3) Other Material shall be priced at the current new price, in effect at date of movement, as listed by a reliable supply store nearest the Joint Property, or point of manufacture, plus transportation costs, if applicable, to the railway receiving point nearest the Joint Property.

	(4) Unused new Material, except tubular goods, moved from the Joint Property shall be priced at the current new price, in effect on date of movement, as listed by a reliable supply store nearest the Joint Property, or point of manufacture, plus transportation costs, if applicable, to the railway receiving point nearest the Joint Property. Unused new tubulars will be priced as provided above in Paragraph
	2 A (1) and (2).

B.      Good Used Material (Condition B)

	Material in sound and serviceable condition and suitable for reuse without reconditioning:

	(1)     Material moved to the Joint Property

		At seventy-five percent (75%) of current new price, as determined by Paragraph A.

	(2)     Material used on and moved from the Joint Property

		(a) At seventy-five percent (75%) of current new price, as determined by Paragraph A, if Material was originally charged to the Joint Account as new Material or

		(b) At sixty-five percent (65%) of current new price, as determined by Paragraph A, if Material was originally charged to the Joint Account as used Material.

	(3)     Material not used on and moved from the Joint Property

		At seventy-five percent (75%) of current new price as determined by Paragraph A.

	The cost of reconditioning, if any, shall be absorbed by the transferring property.

C.      Other Used Material

	(1)     Condition C

		Material which is not in sound and serviceable condition and not suitable for its original function until after reconditioning shall be priced at fifty percent (50%) of current new price as determined by Paragraph A. The cost of reconditioning shall be charged to the receiving property, provided Condition C value plus cost of reconditioning does not exceed Condition B value.


IV.  PRICING OF JOINT ACCOUNT MATERIAL PURCHASES, TRANSFERS AND DISPOSITIONS


	5.      Competitive Pricing

		Notwithstanding anything herein contained to the contrary, it is the understanding and agreement of the parties hereto that Operator shall invoice Non-Operator for current (within previous sixty-day period) Condition A or B Material purchases at competitive current market prices. In addition, all Material transferred by Operator to the Joint Property from Operator or Non-Operator shall be invoiced at competitive current market prices.


	(2)     Condition D

		Material, excluding junk, no longer suitable for its original purpose, but usable for some other purpose shall be priced on a basis commensurate with its use. Operator may dispose of Condition D Material under procedures normally used by Operator without prior approval of Non-Operators.

		(a) Casing, tubing, or drill pipe used as line pipe shall be priced as Grade A and B seamless line pipe of comparable size and weight. Used casing, tubing or drill pipe utilized as line pipe shall be priced at used line pipe prices.

		(b) Casing, tubing or drill pipe used as higher pressure service lines than standard line pipe, e.g. power oil lines, shall be priced under normal pricing procedures for casing, tubing, or drill pipe. Upset tubular goods shall be priced on a non upset basis.

	(3)     Condition E

		Junk shall be priced at prevailing prices. Operator may dispose of Condition E Material under procedures normally utilized by Operator without prior approval of Non-Operators.

D.      Obsolete Material

	Material which is serviceable and usable for its original function but condition and/or value of such Material is not equivalent to that which would justify a price as provided above may be specially priced as agreed to by the Parties. Such price should result in the Joint Account being charged with the value of the service rendered by such Material.

E.      Pricing Conditions

	(1) Loading or unloading costs may be charged to the Joint Account at the rate of twenty-five cents (.25) per hundred weight on all tubular goods movements, in lieu of actual loading or unloading costs sustained at the stocking point. The above rate shall be adjusted as of the first day of April each year following January 1, 1985 by the same percentage increase or decrease used to adjust overhead rates in
	Section III, Paragraph 1.A(3). Each year, the rate calculated shall be rounded to the nearest cent and shall be the rate in effect until the first day of April next year. Such rate shall be published each year by the Council of Petroleum Accountants Societies.

	(2) Material involving erection costs shall be charged at applicable percentage of the current knocked-down price of new Material.

3.      Premium Prices

	Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual causes over which the Operator has no control, the Operator may charge the Joint Account for the required Material at the Operator's actual cost incurred in providing such Material, in making it suitable for use, and in moving it to the Joint Property; provided notice in writing is furnished to Non-Operators of the proposed charge prior to billing Non-Operators for such Material. Each Non-Operator shall have the right, by so electing and notifying Operator within ten days after receiving notice from Operator, to furnish in kind all or part of his share of such Material suitable for use and acceptable to Operator.

4.      Warranty of Material Furnished By Operator

	Operator does not warrant the Material furnished. In case of defective Material, credit shall not be passed to the Joint Account until adjustment has been received by Operator from the manufacturers or their agents.


			     V.  INVENTORIES

The Operator shall maintain detailed records of Controllable Material.

1.      Periodic Inventories, Notice and Representation

	At reasonable intervals, inventories shall be taken by Operator of the Joint Account Controllable Material. Written notice of intention to take inventory shall be given by Operator at least thirty (30) days before any inventory is to begin so that Non-Operators may be represented when any inventory is taken. Failure of Non-Operators to be represented at an inventory shall bind Non-Operators to accept the inventory taken by Operator.

2.      Reconciliation and Adjustment of Inventories

	Adjustments is to the Joint Account resulting from the reconciliation of a physical inventory shall be made within six months following the taking of the inventory. Inventory adjustments shall be made by Operator to the Joint Account for overages and shortages, but, Operator shall be held accountable only for shortages due to lack of reasonable diligence.

3.      Special Inventories

	Special inventories may be taken whenever there is any sale, change of interest, or change of Operator in the Joint Property. It shall be the duty of the party selling to notify all other Parties as quickly as possible after the transfer of interest takes place. In such cases, both the seller and the purchaser shall be governed by such inventory. In cases involving a change of Operator, all Parties shall be governed by such inventory.

4.      Expense of Conducting Inventories

	A. The expense of conducting periodic inventories shall not be charged to the Joint Account unless agreed to by the Parties.

	B. The expense of conducting special inventories shall be charged to the Parties requesting such inventories, except inventories required due to change of Operator shall be charged to the Joint Account.